Exhibit 99.1

Intcomex Announces Completion of Strategic Investment by Brightpoint

Miami, FL — April 20, 2011 – Intcomex, Inc. (Intcomex), a leading distributor of information technology (IT) products focused solely on Latin America and the Caribbean, today announced the successful completion of its strategic alliance with Brightpoint Latin America, Inc. (Brightpoint Latin America). Brightpoint Latin America is a wholly-owned Miami-based subsidiary of Brightpoint, Inc. (Brightpoint), a global provider of supply chain solutions to the wireless industry. The transaction was previously announced on March 16, 2011. The completion of this investment is expected to position Intcomex to significantly expand its presence in the growing wireless markets throughout Latin America and the Caribbean.

Under the terms of the agreement, Brightpoint invested $15 million in cash, subject to working capital adjustments set forth in the agreement, and contributed certain of its Latin American operations, excluding certain legacy business in Puerto Rico, in exchange for an approximate 23% equity ownership interest in Intcomex. Brightpoint Latin America joins Citi Venture Capital International (CVCI), a unit of Citigroup Inc. and Anthony and Michael Shalom as significant shareholders of Intcomex. In connection with its investment, Brightpoint Latin America’s representative, J. Mark Howell, has been appointed as a member of the Board of Directors of Intcomex.

“Intcomex’s strategic alliance with Brightpoint is in line with our strategy to accelerate our entry into the wireless mobile products market and complements the portfolio of IT products that we currently bring to the market,” stated Michael Shalom, Chief Executive Officer and President of Intcomex. “We welcome Brightpoint as a partner and we are excited to bring their unique wireless supply chain solution capabilities to our customers throughout the region. We look forward to J. Mark Howell participating as a member of our Board of Directors and to his advice and counsel, as we work together to expand our presence in the wireless mobile products market.”

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq: CELL) is a global leader in providing end-to-end supply chain solutions to leading stakeholders in the wireless industry. In 2010, Brightpoint handled approximately 99 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, repair services and reverse logistics, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The Company has approximately 4,000 employees in more than 25 countries. In 2010, Brightpoint generated revenue of $3.6 billion. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

About Intcomex, Inc.

Intcomex, Inc., a CVCI portfolio company, is a U.S.-based value-added distributor of IT products to Latin America and the Caribbean. Intcomex provides and distributes a wide range of products including computer equipment, components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 44,000 customers in 41 countries. Intcomex also delivers a unique set of services including training on new products, technical support, warranty services and assistance with customs, duties and taxes. Intcomex prides itself on its outstanding technical support areas, efficient shipping and receiving procedures and effective return-to-manufacturer authorization processes. The driving force behind Intcomex’s overall success is its commitment to fulfill the needs of its customers.

This press release contains forward-looking statements regarding future events and future performance of Intcomex that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and its ability to maintain growth. Words such as “will”, “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “goal,” “plan,” “seek,” “project,” “target” and variations of such words and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the effects of the global economic downturn on the markets in which Intcomex operates or plans to operate, which may lead to a decline in Intcomex’s business and its results of operations; (2) an increase in competition in the markets in which Intcomex operates or plans to operate; (3) difficulties in maintaining and enhancing internal controls and management and financial reporting systems; (4) adverse changes in general, regional and country-specific economic and political conditions in Latin America and the Caribbean; (5) fluctuations of other currencies relative to the U.S. dollar; (6) difficulties in staffing and managing Intcomex’s foreign operations; (7) departures of Intcomex’s key executive officers;

(8) increases in credit exposure to Intcomex’s customers; (9) adverse changes in Intcomex’s relationships with vendors and customers; (10) declines in Intcomex’s inventory values; and (11) other factors contained in Intcomex’s Securities and Exchange Commission filings, including the reports on forms 10-K, 10-Q and 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Intcomex undertakes no obligation to update any forward-looking statements contained in this press release.

Contact:

Intcomex, Inc.

Investor Relations

ir@intcomex.com

(305) 477-6230 Ext. 500888